EXHIBIT 99.1

Editorial Contact	Investor Relations Contact:
Gwen Carlson	Ryan Bright
Conexant Systems, Inc.	Shelton Group
(949) 483-7363	(972) 239-5119, ext. 159
CONEXANT ANNOUNCES THE APPOINTMENT OF TWO
NEW BOARD MEMBERS
          NEWPORT BEACH, Calif., June 23, 2008 – Conexant Systems, Inc. (NASDAQ: CNXT) today announced that William E. Bendush and Matthew E. Massengill have been appointed to the company’s board of directors. With the addition of Bendush and Massengill, the company now has eight directors.
          “I’d like to welcome Bill and Matt to the Conexant board,” said Scott Mercer, Conexant’s chief executive officer. “We are fortunate that two seasoned executives with public-company board experience have chosen to join us as our newest directors. I am confident that Bill and Matt will provide invaluable counsel and insight as we work to improve our competitive position and deliver increased value to shareholders.”
          Bendush, 59, will serve as chairman of the board’s Audit Committee and will sit on the Board Governance and Composition Committee.  Most recently, he was senior vice president and chief financial officer at Applied Micro Circuits Corporation.  Prior to that, he served in the same capacity at Silicon Systems, Inc. for 15 years.  Previously, he held senior financial management positions at AM International, Inc. and Gulf & Western Industries, Inc.  Bendush also worked in finance-related positions at certified public accounting firms Gould, Inc. and Blackman, Kallick & Company.  He is currently a member of the board of directors at Microsemi Corporation and is a former director of Smartflex Systems, Inc.  Bendush earned a bachelor’s degree in accounting from Northern Illinois University and is a certified public accountant.
          Massengill, 47, will sit on the Board Governance and Composition Committee, and on the Compensation and Management Development Committee. He spent 22 years with Western Digital Corporation, serving most recently as chairman of the board and chief executive officer. Prior to joining Western Digital, Massengill spent three years with the Ford Aerospace and Communications Corporation as a research engineer. He currently serves on the boards of Western Digital and Microsemi Corporation. In addition, he is a director of the Orange County Technology Action Network (OCTANe), the South Coast Repertory, and THINK Together. Massengill earned a bachelor’s degree in engineering from Purdue University.
          The other members of Conexant’s board of directors are Steven J. Bilodeau, Dwight W. Decker, who serves as non-executive chairman, F. Craig Farrill, Balakrishnan S. Iyer, D. Scott Mercer, and Jerre L. Stead.
About Conexant
          Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for Internet connectivity, digital imaging, and media processing applications. Conexant is a fabless semiconductor company that recorded revenues of $809 million in fiscal year 2007. The company is headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com
Safe Harbor Statement
          “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
          These risks and uncertainties include, but are not limited to: pricing pressures and other competitive factors; our ability to timely develop and implement new technologies and to obtain protection for the related intellectual property; the cyclical nature of the semiconductor industry and the markets addressed by our products and our customers’ products; volatility in the technology sector and the semiconductor industry; our successful development of new products; the timing of our new product introductions and our product quality; demand for and market acceptance of our new and existing products; our ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; changes in our product mix; product obsolescence; the ability of our customers to manage inventory; the risk that capital needed for our business and to repay our indebtedness will not be available when needed; the risk that the value of our common stock may be adversely affected by market volatility; the substantial losses we have incurred; the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company; general economic and political conditions and conditions in the markets we address; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
     The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.